Exhibit 99

MEADWESTVACO CORPORATION

UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

In connection with a proposed filing on Form S-3 of a shelf registration statement covering $500 million of long-term debt, the company is filing  unaudited pro forma financial information of the company for the year ended December 31, 2002.

On January 29, 2002, The Mead Corporation ("Mead") and Westvaco Corporation ("Westvaco") merged to form MeadWestvaco Corporation ("MeadWestvaco" or the "company"), creating a global company with leading positions in packaging, coated and specialty papers, consumer and office products, and specialty chemicals.  Mead and Westvaco announced their agreement in August 2001. The transaction was approved by the Boards of Directors and the shareholders of both companies at special meetings held on January 28, 2002.  Under the terms of the transaction, Mead shareholders received one share of MeadWestvaco stock for each share of Mead stock held, and Westvaco shareholders received 0.97 shares of MeadWestvaco stock for each share of Westvaco stock held.  Mead shareholders also received a cash payment of $1.20 per share paid by Mead.

The merger was structured as a stock-for-stock exchange and was accounted for as an acquisition of Mead by Westvaco. The merger of Mead and Westvaco to form MeadWestvaco was completed on January 29, 2002.  The historical financial statements of MeadWestvaco are the consolidated historical financial statements of Westvaco.

The purchase price for the acquisition, including transaction costs, has been allocated to assets acquired and liabilities assumed based on estimated fair values at the date of acquisition.  The stock-for-stock exchange resulted in the issuance of approximately 99.2 million shares of common stock to fund the value of the merger of $3.1 billion.  Since the date of the merger, the company adjusted the purchase price allocation for the acquisition due to refinements of values of certain property, plant, property, equipment and certain liabilities with corresponding adjustments to goodwill and deferred income taxes.  Included in the unaudited pro forma statement of operations are the January 2002 income statement effects of this purchase price allocation.  The final purchase price allocation is as follows:

In millions
Current assets	$1,331
Property, plant, equipment and forestlands	3,815
Goodwill	517
Intangible assets	218
Discontinued operations assets	444
Other	524
Total assets acquired	6,849

Accounts payable and accrued expenses	747
Debt	1,820
Deferred taxes	812
Other	374
Total liabilities assumed	3,753

Net assets acquired	$3,096
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The following table presents, under the purchase method of accounting, unaudited pro forma combined statements of operations for the year ended December 31, 2002 as if the business combination between Westvaco and Mead had been completed on January 1, 2002.  The MeadWestvaco actual represents Westvaco for a full year and combined results since the date of the merger for approximately eleven months.  The information set forth below should be read in conjunction with the audited financial statements of MeadWestvaco included in its Annual Report on Form 10-K  for the year ended December 31, 2002, filed on March 3, 2003.  The unaudited pro forma combined financial data is included only for the purpose of illustration, and does not necessarily indicate what the operating results would have been had the business combination between Westvaco and Mead been completed on the date indicated.

MEADWESTVACO CORPORATION

UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
 YEAR ENDED DECEMBER 31, 2002

(in millions, except per share data)

	MeadWestvaco	Mead			Pro forma
	Actual	Actual	Pro forma		Combined
	Year ended	Month ended	Adjustments		Year ended
	December 31, 2002	January 31, 2002			December 31, 2002
Net sales	$ 7,242	$ 222			$ 7,464

Cost of sales	6,201	198	$ 4	A	6,403

Selling, research and administrative expenses	856	60	(30)	B	886
Interest expense	309	8			317
Other expense (income), net	(109)	(5)			(114)
Income (loss) from continuing operations before income taxes	(15)	(39)	26		(28)
Income tax benefit	(12)	(5)	-	C	(17)
Income (loss) from continuing operations	$ (3)	$ (34)	$ 26		$ (11)

Loss from continuing operations per share - basic and diluted	$ (0.02)	$ (0.18)			$ (0.06)

Weighted average number of common shares outstanding basic and diluted	192.1	192.1			192.1

See accompanying Notes to Unaudited Pro Forma Combined Statements of Operations.

MEADWESTVACO CORPORATION

NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

A	Represents the increase in depreciation and depletion of Mead's plant, property, equipment and forestland based on adjustments of such assets to fair value.

B	Represents the elimination of the transaction costs incurred in January 2002, by Mead in connection with the merger.

C

Represents the net tax provision related to the pro forma adjustments. The merger costs were deemed to be substantially non deductible, therefore, approximately $1 million of tax benefit was eliminated as a result of the non deductibility. In addition, approximately $1 million of tax benefit pro forma adjustment was recorded on the increased depreciation and depletion.